Table of Contents

Exhibit 4(j)

Huawei Agreement # 0000760501030A

AGREEMENT FOR

SUPPLY AND RENDERING OF SERVICES

INDEX

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES	3
CLAUSE 1 - DEFINITIONS	4
CLAUSE 2 – SUBJECT-MATTER	4
CLAUSE 3 – PROJECT AND LOCAL CONDITIONS	4
CLAUSE 4 - CHANGES	5
CLAUSE 5 – GOVERNING LAW	6
CLAUSE 6 – DOCUMENTS INCLUDED	6
CLAUSE 7 - PRICE	7
CLAUSE 8 – PAYMENT TERMS	10
CLAUSE 9 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS	12
CLAUSE 10 - DEADLINE	13
CLAUSE 11 – OBLIGATIONS OF THE CONTRACTED PARTIES	14
CLAUSE 12 – OBLIGATIONS OF THE CONTRACTING PARTY	17
CLAUSE 13 – INSPECTION OF PERFORMANCE OF THE AGREEMENT	18
CLAUSE 14 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES	18
CLAUSE 15 – TRAINING AND ASSISTED OPERATION	20
CLAUSE 16- OPTIMIZATION	21
CLAUSE 17 - PENALTIES	21
CLAUSE 18 - RESPONSIBILITIES	24
CLAUSE 19 – FORTUITOUS EVENTS AND FORCE MAJEURE	25
CLAUSE 20 - WARRANTY	26
CLAUSE 21 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	28
CLAUSE 22 - CONFIDENTIALITY	29
CLAUSE 23 – TITLE AND RISK OF LOSS	31
CLAUSE 24 - INSURANCE	31
CLAUSE 25 – PERFORMANCE BOND FOR OBLIGATIONS UNDERTAKEN	31
CLAUSE 26 – EQUIPAMENT AND SOFTWARE	32
CLAUSE 27 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS	33
CLAUSE 28 – DECLARATIONS OF THE PARTIES	34
CLAUSE 29 – WAIVER OF RIGHTS	34
CLAUSE 30 – ASSIGNMENT AND SUBCONTRACTING	35
CLAUSE 31 - NOTICES	36
CLAUSE 32 - RESCISSION	37
CLAUSE 33 – COURT AND GOVERNING LAW	38

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this private agreement, on one hand:

TELEMIG CELULAR S.A., federal tax roll number CNPJ/MF 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8º andar, Funcionários, Belo Horizonte, MG, Brazil, represented herein by the undersigned proxies, hereinafter referred to simply as CONTRACTING PARTY; and on the other hand,

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA, federal tax roll number CNPJ/MF 02.975.504/0001 -52, headquartered at Praça Professor José Lannes, 40, 12º andar, Ed. Berrini 500, Brooklin Novo, Cep 04571-100, São Paulo, SP, represented herein by its undersigned legal representatives, hereinafter referred to simply as HUAWEI DO BRASIL; and HUAWEI SERVIÇOS DO BRASIL LTDA, federal tax roll number CNPJ/MF 06.126.425/0001 -28, headquartered at Avenida John Dalton, 140 – 2º andar, Cep 13069-330, Campinas, SP, represented herein by its undersigned legal representatives, hereinafter referred to simply as HUAWEI SERVIÇOS, and jointly with HUAWEI DO BRASIL, hereinafter referred to simply as CONTRACTED PARTIES and, both of them jointly with TELEMIG, hereinafter referred to simply as PARTIES.

WHEREAS

- The CONTRACTING PARTY is the company that provides mobile telephone services in Brazil;

- The CONTRACTED PARTIES are companies, respectively, service supplier and provider for mobile telecommunication networks, with broad operations and experience in this field;

- The CONTRACTING PARTY requested from its suppliers proposals for implementation of CORE and ACCESS, which compose a telecommunications network of GSM (“GSM Networks”),for the imaginary triangle area formed by the State of Minas Gerais, by means of the “Request for Proposal” RFP no. CEL001-03 and attachments (“RFP”), dated December 7, 2004 (Attachment 1);

- The CONTRACTING PARTY opted for obtaining GSM Network ACCESS for the Region of Montes Claros, Minas Gerais, which have been granted as loan for use, by the CONTRACTED PARTIES to the CONTRACTING PARTY in 2004;

- The CONTRACTED PARTIES supplied, based on the RFP, a Proposal for the supply and rendering of services by a global, fixed and non-adjustable price (“PROPOSAL”) (Attachment lI);

The PARTIES hereby agree to enter into this Supply and Rendering of Services Agreement (“AGREEMENT”), which shall be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1 The definitions employed in this AGREEMENT are those included in the RFP (Attachment I), in governing laws (as defined in Clause 5), and those identified in Attachment III (“DEFINITIONS”). In the case of any disagreements as to the meaning of the definitions herein, the definitions established in the governing laws shall prevail.

CLAUSE 2 – SUBJECT-MATTER

2.1 The subject-matter of this AGREEMENT is the supply and implementation, by the CONTRACTED PARTIES, to the CONTRACTING PARTY, on a “turn-key lump sum” basis (i.e., a complete job for a single lump sum), of all the new equipment, computer programs, services and new material that make up: (i) GSM network ACCESS, for the region of imaginary triangle formed by the State of Minas Gerais (SYSTEM I); (ii) GSM Network ACCESS, for the region of Montes Carlos (SYSTEM II), and (iii) GSM Network CORE (SYSTEM III), as described in detail in the RFP (Attachment I) and in the PROPOSAL (Attachment II), including the rendering of training services, assisted operation, optimization and benchmarking, as described in detail in this AGREEMENT.

CLAUSE 3 – PROJECT AND LOCAL CONDITIONS

3.1 The CONTRACTED PARTIES expressly declare, for all purposes, that they are fully aware of the Basic Assumptions supplied by the CONTRACTING PARTY regarding the subject-matter of this Agreement, the places where the services shall be rendered, the adjoining areas, access roads, soil and subsoil and all the other factors and conditions that may influence cost and time required for carrying out the services described herein, and that they themselves shall be responsible for undertaking all the complementary investigations that they may deem necessary.

3.2 The preparation of the Executive Project is under the total and exclusive responsibility of the CONTRACTED PARTIES, which must use as a basis all the assumptions they regard as necessary for its preparation. Should the CONTRACTING PARTY have prepared the Executive Project, the CONTRACTED PARTIES shall undertake to review it and to make the required changes in it, as necessary, being responsible for the project totally and exclusively. Under both hypotheses, the corresponding cost, whether of preparation or of reviewing the Executive Project, has been budgeted and taken into account in the price established in item 7.2 herein.

3.3 Pursuant to the provisions of items 3.1 and 3.2, the CONTRACTED PARTIES shall have no right to any complaint, indemnification, claim for additional payment, or claim regarding the characterization of extraordinary service, including for the purpose of justifying delays or extensions of the deadlines agreed upon in the agreement, due to alleged project errors, resulting from difficulties or hindrances of any nature, concerning the conditions that prevail at the place where the services are to be rendered, notably the geologic, climactic or environmental conditions, and concerning the conditions set forth in the documents of the AGREEMENT.

CLAUSE 4 - CHANGES

4.1 The CONTRACTING PARTY may determine, in writing, changes affecting the basic assumptions supplied. Should the CONTRACTED PARTIES find out that the project changes determined by the CONTRACTING PARTY shall increase or decrease the AGREEMENT’s lump sum value, or adversely affect the capacity of the CONTRACTED PARTIES to meet scheduled deadlines, the PARTIES shall negotiate, in good faith, an adjustment of the AGREEMENT’s lump sum and/or of the scheduled deadlines, so as to reflect the changes fairly.

4.2 The CONTRACTED PARTIES may suggest changes regarding the Basic Assumptions that were supplied by the CONTRACTING PARTY, provided that these: (i) do not adversely affect the minimum conditions established in the RFP; (ii) do not reduce SYSTEM reliability, capacity, performance, quality and useful life; (ii) neither increase the value of the AGREEMENT nor generate any additional costs for the CONTRACTING PARTY; (iii) do not cause the key dates described in the time schedule to be delayed; (iv) do not impair the Guarantees obtained and/or Insurance Policies taken out; (v) do not negatively affect the capacity of the CONTRACTED PARTIES to comply with the scheduled dates; and do not affect the CONTRACTING PARTY’s Payment Schedule. The suggested changes may only be implemented once they have been discussed with and authorized by the CONTRACTING PARTY.

4.3 The Parties promptly agree that in the event the Project related to the SYSTEM I provides for the sharing of Sites in percentages higher than the premise furnished by the CONTRACTING PARTY in RFP, i.e., forty per cent (40%) of Shared Sites, the global price of the AGREEMENT shall suffer a decrease of one hundred, fifty-six thousand Reais (R$156,000.00) by additional Shared Site, observing the proportion between equipment/ materials and services outlined in item 7.2.

4.3.1 In Attachment III – DEFINITIONS can be found for the expressions Shared Sites and New Sites, for the purposes of this AGREEMENT.

4.4 On the other hand, in the event the Project related to the SYSTEM I provides for an increase in the number of Sites in percentage equal or lower than five per cent (5%) of one hundred and ninety (190) estimated Sites, the amount of the AGREEMENT shall suffer an increase of two hundred, twenty-nine thousand and five hundred Reais (R$229,500.00) by additional Site, observing the proportion between equipment/materials and services outlined in item 7.2. In the event the increase in the number of Sites is higher than five per cent (5%), the global price of the AGREEMENT shall not suffer any alteration, besides that provided for in this item.

4.4.1 For the purposes of applying the provision of previous item, the CONTRACTED PARTIES shall submit to the CONTRACTING PARTY, the Project to be implemented, demonstrating the real need of increasing the number of Sites, and this number may be modified only with the express approval of the CONTRACTING PARTY.

4.5 In the event the SYSTEM I Project provides for a decrease in the number of Sites, according to estimate furnished by the CONTRACTED PARTIES, which is one hundred and ninety (190) Sites, the parties undertake to use them in the increase of coverage of the referred Project, pursuant to sites to be defined by the CONTRACTING PARTY.

CLAUSE 5 – GOVERNING LAW

5.1 In the execution and interpretation of this AGREEMENT, all the regulations that govern the Personal Mobile Service, whether they be laws, decrees, administrative acts, instructions, or resolutions, among others, shall be taken into account, complied with and applied by the CONTRACTED PARTIES, regardless of whether or not any reference is made to them herein and/or in the documents attached to this AGREEMENT.

5.2 Without prejudice to compliance with and fulfillment of the other rules issued by the National Telecommunications Agency – ANATEL (Agência Nacional de Telecomunicações), any unit of certified products that may come to be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTY shall carry an identification plate in a visible spot, with the name of the manufacturer and the identification of the respective certificate. Referring to imported product, the sign shall also contain the name and the address of the supplier in this country. All certified products that use radio-electric frequency, in addition to the above requirement, shall bear the following message: “This product can only go into operation once its operating license, issued by the appropriate technical body of the Ministry of Communications, has been obtained.”

CLAUSE 6 – DOCUMENTS INCLUDED

6.1 For all legal purposes and effects, this AGREEMENT comprises the documents listed below, as if they were transcribed herein. These documents hereinafter shall be referred to as Included Documents.

RFP, including the following attachments:
Attachment I	Additional Guarantees I;
Additional Guarantees II; and
Additional Guarantees III.

Attachment II	PROPOSAL

Attachment III	DEFINITIONS

Attachment IV	LIST OF UNIT PRICES (“LUP”)

6.2 Should there be any discrepancy between this AGREEMENT and the documents that it comprises, the following order of prevalence shall apply:

(a)	AGREEMENT

(b)	RFP, including attachments (Attachment I)

(c)	PROPOSAL (Attachment II)

(d)	DEFINITIONS (Attachment III)

(e)	LIST OF UNIT PRICES (“LUP”) (Attachment IV)

CLAUSE 7 - PRICE

7.1 The system for executing the job that is the subject-matter of this AGREEMENT is the “turn-key lump sum” system.

7.2 The lump sum for supplying and implementing of this AGREEMENT shall be the sum of forty-three million six hundred and five thousand and forty-eight reais and two centavos (R$43,605,048.02), of which fifteen million, eight hundred, sixty-seven thousand, one hundred and seventy-one Reais and fourteen centavos (R$15,867,171.14) referring to services to be invoiced by HUAWEI SERVIÇOS and twenty-seven million, seven hundred and thirty-seven thousand, eight hundred, seventy-six Reais and eighty-eight centavos (R$27,737,876.88) referring to equipment and materials to be invoiced by HUAWEI DO BRASIL. The PARTIES have agreed upon that this shall be fixed and non-adjustable, except for the assumptions provided for in items 4.3 and 4.4.

7.2.1 The price stated above includes, in addition to the CONTRACTED PARTIES’ profit, all direct costs (materials, labor, administration, social charges, labor charges and taxes, among others) and indirect costs (charges, insurance, taxes, customs duties and expenses, operational transport expenses, the transport of materials, products and people and their respective insurance, packaging, bed and board, air fares, bus fares, local travel, equipment, tools, and consumable goods, among others) incurred or to be incurred by the CONTRACTED PARTIES in order to supply and implement this AGREEMENT, its being inadmissible, under any circumstances and regardless of the reason, that any additional amounts be charged by the CONTRACTED PARTIES, given that they are being hired for a lump sum.

7.2.2 The PARTIES acknowledge that the direct or indirect costs described above may undergo some fluctuation after this AGREEMENT has been signed and while it is being performed, due to foreseeable events such as inflation, fluctuation of the price of raw materials, exchange rate variation, the need to substitute materials or use of alternative means of production, project adjustments, or changes in taxation, among others, the CONTRACTED PARTIES undertaking to bear the risk for these fluctuations and the ensuing added costs, this being an essential prerequisite for this AGREEMENT to be entered into. So that no doubts may arise as to the foreseeability of certain events, the following are hereby classified as foreseeable, in addition to the aforementioned items:

(i)	strikes of the CONTRACTED PARTIES’ personnel or of companies subcontracted by them;

(ii)	acts of God and meteorological phenomena typical of the time or place where the services are being rendered, such as landslides, storms, and flooding, among others;

(iii)	delays in the obtainment of licenses or permits of any nature that may be required for executing the services; and

(iv)	delays in the importation of equipment and customs clearance.

7.3 The proposed lump sum price takes into account all of the activities (direct, indirect, accessory, alternative, and complementary, among others) , which are or may be necessary for the supply and implementation of the subject-matter of this AGREEMENT, regardless of these activities being expressly provided for in this AGREEMENT. Only in the assumption that the CONTRACTING PARTY requests in written, amendments to the subject-matter, pursuant to clause four, or in the event of new contracting, that the CONTRACTED PARTIES shall be entitled to the respective adjustment in price and term.

7.4 In the event of new contracting for materials, equipment and services related to the SYSTEM I and destined to the region of imaginary triangle formed by the State of Minas Gerais, the parties shall practice the prices included in the List of Unit Prices (“LUP”) (Attachment IV), which shall suffer a discount pursuant to the percentage indicated in the Totalizator Spreadsheet contained in the PROPOSAL (Attachment II), which shall be applied on a straight line basis, in all items included in LPU.

7.4.1 The CONTRACTED PARTIES ensure for a period of four (04) years, as from the execution of this AGREEMENT, that prices included in LPU shall be maintained as maximum amounts to be practiced for the CONTRACTING PARTY in these new supplies, except for the right of adjustment as provided for in items below. In the event of CONTRACTED PARTIES’ refusal in maintaining the maximum amounts agreed upon, the CONTRACTING PARTY shall be entitled to charge in court from the CONTRACTED PARTIES the double of amounts to be spent, and this AGREEMENT, jointly with the respective invoice, shall constitute an extrajudicial document valid for commencing an execution process.

7.4.2 The Parties expressly agree that the amounts included in LPU attached to this AGREEMENT, as well as other provisions related to LPU, shall be applicable to the area of imaginary triangle formed by the State of Minas Gerais.

7.5 The base date for the unit prices shown on the LUP is the date on which this AGREEMENT shall be signed.

7.5.1 The relative price of the materials, equipment and domestic services expressed in the LUP in domestic currency (R$), for the purposes of the provisions described in item 7.4 above, shall be adjusted after one-year periods, the adjusted amount being valid for the one-year period subsequent to adjustment, by applying the following formula:

I = 0.90 X(I1-I0) / I0

Where:

I= Sought adjustment index.

I0= Initial index concerning the cost index corresponding to the date on which this AGREEMENT shall be signed.

I1= Same index concerning the month immediately prior to the foreseen adjustment month, i.e., the 12th, 24th, and 36th months after the month on which this AGREEMENT shall be signed, and so forth, pursuant to the duration of the AGREEMENT.

(i) The adjustment established in this item shall only apply to payments of amounts that concern new purchases made as from the first day immediately following the end of the twelfth (12th) month after the signing of this AGREEMENT.

(ii) The index to be adopted shall be the Economic Index / IGP-DI (General Price Index - Internal Availability), column 2, published by the Conjuntura Econômica magazine of Fundação Getúlio Vargas or, in its absence, any similar index that may come to replace it.

(iii) The coefficient calculated through the adjustment formula shall be worked out up to the third decimal, the other ones being disregarded.

(iv) Should the law come to allow a reduction in the frequency of adjustment, the PARTIES may negotiate a new adjustment period, to be considered for the purposes of this AGREEMENT.

7.5.2 The price in reais of the materials and equipment expressed in the LUP in foreign currency (U.S. dollars – USD), for the purposes of what has been described in item 7.4 above, only shall be adjusted for new acquisitions occurring after twelve (12) months of execution of the AGREEMENT and only on the occasion where the variation between the U.S. dollar exchange rate and the exchange rate of the date prior to the new contracting, published by SISBACEN PTAX 800 Option 5, is higher than ten per cent (10%). For the purposes of evaluating this variation, the U.S. dollar exchange rate shall be considered in the amount of two reais and seventy centavos (R$2.70).

CLAUSE 8 – PAYMENT TERMS

8.1 Payments shall only be made once the CONTRACTING PARTY has accepted that the events to which they refer have indeed occurred, according to the following Timetable:

Event	Physical Event	Financial Event

1	Issuance of Statement of Physical Acceptance of and Commissioning, per Site, of SYSTEM I, II and III, pursuant to definition included in Attachment III.
Forty per cent (40%) of the global amount of the AGREEMENT, pursuant to item 7.2, which shall be paid to the CONTRACTED PARTIES on a pro rata basis, per Site, pursuant to the table referred to in item 8.1.1.

2	Issuance of the Statement of Initial Acceptance of SYSTEM I, pursuant to the clause fifteen.	Twenty per cent (20%) of the total value of this AGREEMENT, as per item 7.2.

3	Issuance of the Statement of Partial Acceptance of SYSTEM I, pursuant to clause fifteen.	Thirty per cent (30%) of the total value of the AGREEMENT, as per item 7.2.

4	Issuance of Statement of Final Acceptance of SYSTEM I, pursuant to the clause fifteen.	Ten per cent (10%) of the total value of the AGREEMENT, as per item 7.2.

8.1.1 The CONTRACTED PARTIES shall contain table with the apportionment of amount equivalent to forty per cent (40%) of the price provided for in item 7.2, so that to have an amount per Site, to be paid after issuing its respective Instrument of Physical Acceptance and Commissioning. This table shall be sent for the approval of the CONTRACTING PARTY, within 30 days after the signature of this AGREEMENT. The apportioned amounts, per Site, shall totalize forty per cent (40%) of the price provided for in item 7.2.

8.2 The payments shall be made in accordance with the payment timetable above either on the sixtieth (60th) day following acceptance of the corresponding physical event or on the sixtieth (60th) day following submission to the CONTRACTING PARTY of the invoice, in two copies of like tenor, the latest of the two dates being the prevailing payment date, subject to the provisions of Clause 10.

8.3 The payments shall be subject to discharging all obligations undertaken and/or resulting from this AGREEMENT, the CONTRACTING PARTY being required to deposit the amount owed directly into the bank accounts indicated by the CONTRACTED PARTIES, the respective payment slips being valid as payment receipts.

8.4. Amongst the conditions for payment, the CONTRACTING PARTY, shall contract the financing offered by the CONTRACTED PARTIES in their PROPOSAL (Attachment II).

(i) If upon the payment provided for in this clause, the CONTRACTING PARTY and the Bank appointed by the CONTRACTED PARTIES have not entered into a financing agreement, on an unconditional, irrevocable and irreversible basis, under the terms indicated in the PROPOSAL, by fact attributable to the CONTRACTING PARTY, the CONTRACTED PARTIES agree to extend the date of the first payment for one hundred and eighty (180) days, without being entitled to any upgrade, adjustment or compensation during the period extended, so that the CONTRACTING PARTY may seek in the market financing for this AGREEMENT.

(ii) In the assumption of the financing offered by the CONTRACTED PARTIES, in their proposal, is not entered into in view of fact not attributable to the CONTRACTING PARTY and in view that the terms and conditions of financing offered by the CONTRACTED PARTIES constituted premise for the realization of this contracting, the CONTRACTED PARTIES undertake to seek a new financing for the CONTRACTING PARTY, under same conditions and terms offered in the PROPOSAL, and the payments shall remain suspended until the respective effective financing, without the CONTRACTED PARTIES being entitled to any upgrade, adjustment and/or compensation while endures the suspension of payments due thereby for the compliance with the events. In the event the CONTRACTED PARTIES have not success in obtaining financing under similar conditions, the CONTRACTED PARTIES undertake to reimburse the CONTRACTING PARTY the amounts this may disburse as remuneration of financing.

8.5 Payments shall be made on working Mondays, Wednesdays or Fridays. Payments falling due on other days of the week shall be paid on the immediately subsequent working Tuesday or Friday, as appropriate, at no extra cost to the CONTRACTING PARTY.

8.6 The CONTRACTED PARTIES shall, when issuing receipts or invoices, ensure these documents are correctly filled in. They shall mandatorily include the number of the AGREEMENT, the identification of the portion to be paid, the rates of applicable taxes and their respective amounts, a detailed list of the materials and equipment supplied and the registration code(s) for the equipment at BNDES/FINAME, as applicable.

8.7 The CONTRACTING PARTY, should there be any credits in its favor resulting from fines or damages caused by the CONTRACTED PARTIES in connection with this AGREEMENT, may at its discretion deduct these amounts from the payments disbursed to the CONTRACTED PARTIES, as of the issuance of the Statement of Partial Acceptance and/or of the Statement of Final Acceptance, as

appropriate, subject to prior notice in writing to the CONTRACTED PARTIES.

8.8 The CONTRACTING PARTY is entitled, by means of written notice to the CONTRACTED PARTIES, to suspend the payment of all and any amount due to the CONTRACTED PARTIES by force of this present instrument, while there are liabilities not complied with by the CONTRACTED PARTIES, without being entitled to interest, monetary restatement or compensation, under any title, under the terms of the Article 476 of the New Brazilian Civil Code.

8.9 The CONTRACTED PARTIES reserve themselves the right to suspend activities resulting from this AGREEMENT, thirty (30) days after the CONTRACTING PARTY receives an extrajudicial or judicial notice from the former, in the case of unjustified delays in payment in excess of thirty (30) days. This hypothesis applies neither to the cases mentioned in items 8.4, 8.7 and 8.8 above, nor to those cases described in this AGREEMENT in which failure of the CONTRACTING PARTY to pay is expressly authorized and justified.

8.10 Concerning past-due payments, where the AGREEMENT or the law lack provisions justifying non-payment, the CONTRACTING PARTY shall have the right to charge interest on overdue payment from the CONTRACTING PARTY, at the rate of one per cent (1%) per month, plus monetary indexation based on the IGP-DI general price index up to the date on which payment actually occurs, other than in those cases stipulated herein that expressly eliminate the incidence of monetary indexation.

8.11 The CONTRACTED PARTIES may neither assign nor pledge to third parties the amounts to which they are entitled under this AGREEMENT without prior authorization to do so from the CONTRACTING PARTY.

CLAUSE 9 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

9.1 Regarding the National Social Security Institute – INSS, the CONTRACTING PARTY shall comply with Law 9.711/98 and regulatory instruction 100/2003, as well as with the amendments introduced by IN105/2004. It is mandatory to specify the Social Security payments, as well as to inform the INSS Specific Registration number (CEI – Cadastro Específico do INSS) and the address of the location in the invoice or receipt for services rendered under the responsibility of the CONTRACTED PARTIES.

9.2 All taxes must also be broken out in each invoice submitted, together with an indication of the tax rate applied or inclusion of the exemption text, as determined by current laws. The amounts concerning supplies of materials and/or of equipment of their own or of third parties indispensable for the CONTRACTED PARTIES to carry out their services shall be indicated in each invoice submitted, under penalty of taxes due being withheld for the full amount of the fiscal document.

9.3 The CONTRACTED PARTIES shall be responsible for the opening and write-off of CEI records, for the SYSTEM I, and also shall inform to the CONTRACTING PARTY, the number of the referred record on the cover of each Invoice for the purposes of payment of INSS.

9.3.1 The CONTRACTED PARTIES shall submit to the CONTRACTING PARTY, BOOK CEI, with the respective certificate of filing with INSS, containing a copy of necessary documents submitted to INSS for the opening and write-off of CEI record, within no later than fifteen (15) days after the conclusion of the work.

9.3.2 Should the CONTRACTED PARTIES fail to submit the aforementioned documentation by the established deadline, the CONTRACTING PARTY shall hereby be authorized to withhold fifty per cent (50%) of the value of the subsequent payment due according to the agreement, regardless of any warning or notices, which percentage shall only be released by the CONTRACTING PARTY once the requested documents have been properly submitted.

9.3.3 The CONTRACTED PARTIES are fully responsible for any burden or damages arising from the opening and/or write-off of CEI record, including payment of eventual fines applied by inspection to the CONTRACTING PARTY.

9.4 Regarding the Tax on Services of Any Nature (ISSQN – Imposto Sobre Serviços de Qualquer Natureza), the CONTRACTING PARTY shall comply with the municipal laws of the places where the services are actually rendered, regardless of what is stated in the laws of the municipality in which the service provider is headquartered.

9.5 The CONTRACTING PARTY, when it is the withholding party, shall pay the taxes mandated by the laws currently in force and is hereby authorized to discount these amounts from the amounts it shall owe the CONTRACTED PARTIES by force of this AGREEMENT.

9.6 Not withstanding the payment terms agreed to in their specific clause, all fiscal documents concerning services rendered by the CONTRACTED PARTIES shall be issued and delivered to the facilities of the CONTRACTING PARTY by the twentieth (20th) day of the month in which the respective invoice or receipt is issued, so as to allow the CONTRACTING PARTY to pay the appropriate taxes within the timeframe established by law.

CLAUSE 10 - DEADLINE

10.1 The PARTIES agree that the total deadline for supply and implementation of the subject-matter hereof is three hundred and ninety (390) days, as of the date on which this AGREEMENT is signed, in compliance with the deadlines and the terms of the Implementation Schedule of the contracted systems included in the PROPOSAL (Attachment II) and the hypotheses of survival of the clauses expressly described in this AGREEMENT.

10.2 The deadlines stipulated in this clause may only be extended subject to an Agreement Addendum and in the following cases:

a) temporary suspension of the service by direct order of the CONTRACTING PARTY, in writing, for reasons that cannot be imputed to the CONTRACTED PARTIES, pursuant to Clause 13.

b) fortuitous events or force majeure, duly evidenced by the CONTRACTED PARTIES, pursuant to the provisions of Clause 19.

10.3 The potential extension granted in the cases mentioned in item 10.2 above shall correspond to the number of days of delay that actually occur and shall only be applied to the services that are proven to have been hindered by the delay.

10.4 The following shall not justify falling behind schedule in the performance of any of the services: the fact that the CONTRACTING PARTY may totally or partially reject any of the services and/or materials executed and/or employed if they do not correspond to the requirements, obligations and conditions of this AGREEMENT. Similarly, eventual suspension of services determined by the CONTRACTING PARTY’s inspectors in the case of irregularities being identified, as per Clause 13, shall not be accepted as justification for falling behind schedule.

CLAUSE 11 – OBLIGATIONS OF THE CONTRACTED PARTIES

11.1 In addition to the other obligations described herein, the CONTRACTED PARTIES shall:

(a) Fulfill the Implementation Schedule that is part of the PROPOSAL (Attachment II) for the totality of subject-matter contracted and the other obligations included herein and in the other Attachments;

(b) Prepare and deliver to the CONTRACTING PARTY, for each system, subject-matter hereof, by the end of each month, or whenever the CONTRACTING PARTY, at its exclusive discretion deems necessary, under the penalty of suspension of payments possibly due to the CONTRACTED PARTIES by the CONTRACTING PARTY, and the application of fine provided for in item 17.1 (ii), “DATA BOOK”, containing a copy of the following documents:

(i) Tax Payment Form for the Tax on Services (ISS – Imposto sobre Serviços), paid in the municipality in which the services are rendered, other than in the cases in which Municipal Law transfers to the CONTRACTING PARTY the obligation of withholding the Tax on Services at source and consequently of paying it;

(ii) Tax Payment Form for Income Tax Withheld at Source, when it occurs;

(iii) Payment Form for Social Security Contributions;

(iv) Payment Form for the Contributions to the Severance Indemnity Fund for Employees (FGTS – Fundo de Garantia de Tempo de Serviço);

(v) Payment Forms for the Union, Assistance and Confederative Contributions - General Registry of Unemployed People (CAGED – Cadastro Geral de Desempregados);

(vi) Proof of delivery of Individual Protection Equipment (EPI – Equipamentos de Proteção Individual), to be supplied to the staff of the CONTRACTING PARTY and of its subcontractors;

(vii) List of the people who worked in the month to which the report applies, under the responsibility of the CONTRACTED PARTIES and of its subcontractors;

(viii) Employee Registration Card (FRE – Ficha de Registro de Empregados), admittance and periodical examination of the employees hired by the CONTRACTED PARTIES and by its subcontractors during and for the execution of the services that are the subject-matter of this AGREEMENT;

(ix) Employee Contract Rescission Statement and dismissal examination; and

(x) Monthly report showing the number of employees of the CONTRACTED PARTIES and its subcontractors by number of hours worked, number of accidents with and without leave of absence, with a copy of the Occupational Accident Communication (CAT – Comunicação de Acidente do Trabalho) and proof of payment of the Occupational Accident Insurance (SAT –Seguro de Acidente do Trabalho).

(c) Deliver to the CONTRACTING PARTY a copy of all the original documentation that makes up the aforementioned DATA BOOK at the end of this AGREEMENT;

(d) Only subcontract the services covered by this AGREEMENT with approval of the CONTRACTING PARTY, pursuant to Clause 30. In this case, the aforementioned documents (DATA BOOK) should be supplied by the subcontracted company, the CONTRACTED PARTIES continuing to be the sole parties responsible for supplying to the CONTRACTING PARTY all elements covered by this AGREEMENT;

(e) Ensure that all its employees and the employees of the subcontractors are duly registered, in accordance with the laws currently in effect, undertaking, furthermore, to keep all legal obligations pertaining to the activities carried out by their employees up to date, including those of a labor nature and related to social security;

(f) Ensure that appropriate security measures are taken to avoid accidents and that all the work carried out is executed in accordance with the appropriate occupational safety and health laws, regardless of whether the work is being carried out by the CONTRACTED PARTIES themselves or subcontracted by them;

(g) Replace their employees, at any time, should the CONTRACTING PARTY so request, provided there is evidence of inadequate employee performance, the CONTRACTED PARTIES being held responsible, furthermore, for all costs resulting from the replacement.

(h) Adequately protect the assets of the CONTRACTING PARTY and of third parties, ensuring the conservation and maintenance of its facilities, equipment and materials. During the process of supplying and installing the equipment hereby agreed to, the CONTRACTED PARTIES and its employees or third parties under their responsibility shall also comply with the standards that concern the use and conservation of the CONTRACTING PARTY’s facilities under penalty of payment for damages caused.

(i) Be responsible for obtaining all the licenses or authorizations required in order to supply, implement and operate the subject-matter hereof, including environmental licenses, and, furthermore, bear all costs necessary for obtaining them;

(j) To maintain in Brazil, throughout the period of validity of this AGREEMENT, a Replacement Center, which shall contain a minimum inventory for the replacement of defective parts, so as to ensure that all the parts sent for repairs by the CONTRACTING PARTY be returned by the CONTRACTED PARTIES within sixty (60) days at most;

(k) Furnish the subject-matter hereof in compliance with the rules currently published, as well as that to be edited by the Ministry of Communications, by ANATEL and by other public administration offices, including, but not limiting themselves to, those that concern the Personal Mobile System (SMP – Sistema Móvel Pessoal), bearing all the costs inherent and resulting from this.

(l) Inform the CONTRACTING PARTY, on a weekly basis, of the progress of the services under contract, in accordance with the Implementation Schedule, showing how events are progressing, an analysis of possible deviations from the schedule and measures taken to recover lost time, including with regard to services carried out by third parties, as applicable. In this regard, the CONTRACTING PARTY shall define, within no later than thirty (30) days as from the execution of this AGREEMENT, the reports to be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTY, in addition to the content of each report;

(m) Provide, at any time, the information required by the CONTRACTING PARTY on the process of supplying the subject-matter of this Agreement and on the Implementation Schedule established in the PROPOSAL (Attachment II), containing the details necessary for keeping track of timing well and reliably.

(n) Provide the CONTRACTING PARTY with a copy of the insurance policies taken out in the name of the CONTRACTED PARTIES, pursuant to Clause 24, as well as the proof of payment of their respective premiums;

(o) Appoint a Project Manager to interact with the Project Manager appointed by the CONTRACTING PARTY, fully managing the obligations of the CONTRACTED PARTIES and of the subcontracted parties. The Project Manager shall: a) have full knowledge of the entire context of the Projects; and b) have the authority to make day-to-day decisions concerning the Project and the respective staff;

(p) Fulfill, observe, respect, comply and ensure compliance with all laws currently in force concerning the protection and conservation of the environment, as well as the internal recommendations, procedures, standards and policies of the CONTRACTING PARTY;

(q) Guarantee safe warehousing and storage, as well as the prompt removal or elimination of any residues eventually generated, related to the scope of the SYSTEM I, with a view to full compliance with the environmental protection laws currently in force;

(r) Protect the CONTRACTING PARTY from any judicial and/or administrative claims to which the CONTRACTED PARTIES and parties associated to it may give rise and that, in any way, result from the legal relation between the parties to the AGREEMENT, bearing the full responsibility and ensuing costs and undertaking, moreover, to formally request, vis à vis the appropriate authorities, that the CONTRACTING PARTY be exempted from liability for the claim or replaced in connection with it. Should the CONTRACTING PARTY come to face any claims against it, the CONTRACTED PARTIES shall undertake to refund all the costs that the CONTRACTING PARTY may come to incur as a result of such claims, including, with regard to costs, the full amount of the legal fees that the CONTRACTING PARTY may come to disburse to defend its interests, as well as the fees for experts and accountants or for any expenses incurred in connection with the investigation, defense, maintenance, preservation or execution of any of the rights described herein, regardless of when the claims are made, pursuant to the provisions of item 17.3 herein;

(s) Ensure that the materials and equipment (hardware and software) supplied shall be fully compatible with the materials and equipment supplied by the other companies hired by the CONTRACTING PARTY for the implementation of the subject-matter hereof, so that to obtain a perfect operation of the GSM Network.

CLAUSE 12 – OBLIGATIONS OF THE CONTRACTING PARTY

12.1 In addition to the other obligations described herein, the CONTRACTING PARTY shall:

(a) Pay the payments owed to the CONTRACTED PARTIES as per Clause 8;

(b) Allow access to all the sites belonging to the CONTRACTING PARTY, twenty-four (24) hours a day, three hundred and sixty-five (365) days a year, subject to the CONTRACTED PARTIES supplying a list of personnel who shall have access to the site, together with the respective documentation. The deadlines for the sites owned by third parties shall be negotiated with the CONTRACTING PARTY ahead of time;

(c) Appoint a Project Manager, during the supply of the purpose of the Agreement to interact with the Project Manager of the CONTRACTED PARTIES, who shall have: a) full knowledge of the entire context of the Project; and b) full authority to make day-to-day decisions concerning the Project and the respective personnel.

CLAUSE 13 – INSPECTION OF PERFORMANCE OF THE AGREEMENT

13.1 The CONTRACTING PARTY and its employees, agents or representatives shall always have the right to inspect the performance of the CONTRACTED PARTIES under this AGREEMENT, but this in no way shall exempt the latter from full and exclusive responsibility or diminish said responsibility.

13.2 The CONTRACTING PARTY has the right to decide that part or even all of this AGREEMENT shall be suspended, subject to an extrajudicial or judicial notice to the CONTRACTED PARTIES.

13.2.1 In the event the suspension is unjustified and the AGREEMENT is suspended for a maximum period of ninety (90) days, the CONTRACTED PARTIES may terminate it, if they so intend, as outlined in item 32.3, being entitled to receive payment referring to events fulfilled and accepted by the CONTRACTING PARTY until the occasion of the suspension.

13.2.2 If suspension is determined in view of the supply and/or implementation of systems, subject-matter of this AGREEMENT, do not observe the terms provided for herein, the laws and/or applicable regulations, and should the CONTRACTED PARTIES fail to solve the irregularities found within the timeframe determined by the CONTRACTING PARTY, thereby jeopardizing fulfillment of the Implementation Schedule that is part of the PROPOSAL (Attachment II), the CONTRACTING PARTY may rescind this AGREEMENT, pursuant to Clause 32, in which case the CONTRACTED PARTIES shall have no right to any indemnification, being entitled merely to receive payment for the events discharged and accepted by the CONTRACTING PARTY up to the date on which rescission is communicated, besides being liable for the penalties described in item 17.1 (i)

CLAUSE 14 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES

14.1 While the AGREEMENT is being performed, the CONTRACTING PARTY may choose between monitoring the acceptance tests in the field or working with reports concerning the testing carried out, issued by the CONTRACTED PARTIES.

14.2 Once all supplies and services have been completed and the purpose of the AGREEMENT implemented, the CONTRACTED PARTIES shall notify the CONTRACTING PARTY of this in writing.

14.3 The CONTRACTING PARTY, in conjunction with the CONTRACTED PARTIES, shall proceed to begin the performance tests, in compliance with the procedures determined in the RFP (Attachment I), in order to ensure that any equipment, individual subsystems or systems shall comply with all the specifications described in the RFP.

14.4 Should the CONTRACTING PARTY consider that the equipment was delivered and that commissioning took place correctly, pursuant to the stipulations hereof, it shall issue the Statement of Physical Acceptance and Commissioning per Site for the systems, subject-matter hereof, as set forth in RFP (Attachment I).

14.5 Once concluded the implementation and interconnection of various elements of the network, in such manner to enable the operation of systems, subject-matter hereof, the CONTRACTING PARTY shall check whether the services are in order and whether they were carried out in accordance with the stipulations hereof. Should no irregularity be found, the CONTRACTING PARTY shall issue the Statement of Initial Acceptance, as described in the RFP (Attachment I). Otherwise, the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs or complementation, under penalty of the CONTRACTING PARTY executing them itself or having them executed by third parties, should the CONTRACTED PARTIES fail to do so, all ensuing expenses being debited to the latter.

14.6 Once the Statement of Initial Acceptance has been issued, a period of ninety (90) days shall commence, during which time the CONTRACTED PARTIES shall render the services of training, assisted operation and benchmarking, for the SYSTEM I, and of training and assisted operation for the SYSTEMS II and III under the terms of clause fifteen. After this ninety (90) day period, should the CONTRACTING PARTY find no defects or irregularities in the adverted systems, nor in the services of training, assisted operation and benchmarking, for the SYSTEM I, and of training and assisted operation for the SYSTEMS II and III, it shall issue the Statement of Partial Acceptance for the referred systems as established in the RFP (Attachment I). Otherwise, the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs or complementation, under penalty of the CONTRACTING PARTY executing them itself or having them executed by third parties, should the CONTRACTED PARTIES fail to do so, the ensuing expenses being debited to the latter. The absence of any irregularities coupled with completion of the training, assisted operation services and benchmarking are prerequisites for issuing the Statement of Partial Acceptance.

14.7 After the Statement of Partial Acceptance is issued, a period of one hundred and eighty (180) days shall begin, during which the CONTRACTED PARTIES shall provide optimization services, for the SYSTEM I, as provided for in clause sixteen. After elapsing the term of one hundred and eighty (180) days without the CONTRACTING PARTY, having neither verified any defect or irregularity in the SYSTEM I, nor in the optimization services, the CONTRACTING PARTY shall issue the Statement of Final Acceptance, as stipulated in the RFP (Attachment I), without prejudice to the responsibilities of the CONTRACTED PARTIES, pursuant to the law and this AGREEMENT, as to the guarantee of solidity and safety described in the Brazilian Civil Code and as to the guarantees stipulated herein. Should any irregularities be found, the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs or complementation, under penalty of the CONTRACTING PARTY executing them itself or having them executed by third parties, should the CONTRACTED PARTIES fail to do so, the ensuing expenses being debited to the latter. Absence of irregularities as well as completion of the optimization services are prerequisites for issuing the Statement of Final Acceptance of the SYSTEM I.

14.7.1 In relation to the SYSTEMS II and III, after issuing the Statement of Partial Acceptance, the ninety-(90) day term shall start for the issuance of the Statement of Final Acceptance. After elapsing the ninety(90)-day term without the CONTRACTING PARTY, neither having verified any defect nor irregularity in the SYSTEMS II and III, the CONTRACTING PARTY shall issue the Statement of Final Acceptance, as established in RFP (Attachment I), without damage to the CONTRACTED PARTIES’ responsibilities, as provided for by the law and this instrument, referring to the guarantee of solidity and safety, provided for in the Brazilian Civil Code and as to the guarantees provided for herein. In the event any irregularity is verified, the CONTRACTED PARTIES shall be notified to correct the imperfections indicated, undertaking to immediately start repairs and/or complementation required, under the penalty of, in the event of failure to comply therewith, the CONTRACTING PARTY shall be entitled to execute this directly or through third parties, debiting the expenses incurred to the CONTRACTED PARTIES.

14.8 The required repair services and complementation shall invariably be carried out at the sole expense and responsibility of the CONTRACTED PARTIES.

CLAUSE 15 – TRAINING AND ASSISTED OPERATION

15.1 Once the Statement of Initial Acceptance has been issued, the CONTRACTED PARTIES, at their expense, shall carry out training for the operation staff of systems, subject-matter hereof, as indicated by the CONTRACTING PARTY and conditions provided for herein. Training shall be held invariably at the CONTRACTING PARTY’s facilities or in any other location indicated by it. The training of SYSTEM III shall be carried out jointly with the training of SYSTEM II).

15.2 The training program shall be prepared by the CONTRACTED PARTIES and submitted for approval to the CONTRACTING PARTY by the date of Physical Acceptance and Commissioning of the last Site. The CONTRACTING PARTY may make the complementation and changes it considers necessary, within reason, with a view to ensuring its personnel is adequately trained. After the program, the CONTRACTING PARTY’s staff is expected to be fully qualified to operate the systems I, II e III, skilled in conducting adjustments, inspections and maintenance, without the risk of their causing any interference in the commercial operation of the systems, subject-matter hereof .

15.3 All expenses, taxes, rates and charges applicable to the training courses, including those connected with bed and board and travel of instructors, shall be born by the CONTRACTED PARTIES and are included in the lump sum price of this AGREEMENT.

15.4 For a ninety (90) day period as from the issuance of the Statement of Initial Acceptance of SYSTEMS I, II and III, the CONTRACTED PARTIES shall monitor its operation, so as to ensure flawless performance.

15.5 The CONTRACTED PARTIES hereby declare that they are aware that the telecommunication equipment that is the subject-matter of this AGREEMENT is of vital importance for the satisfactory performance and business success of the CONTRACTING PARTY, there being a major risk of a marketing impact/financial loss should its performance fail to fulfill the stipulations of the RFP. Thus, the CONTRACTED PARTIES shall conduct, from time to time and at its own expense, as determined in the RFP, in the SYSTEM I installed by the CONTRACTED PARTIES and of the accesses of the other GSM network operators, for a ninety (90)-day term after the issuance of Statement of Initial Acceptance, so as to be able to compare the performance of both and to check on whether the performance of the SYSTEM I installed by the CONTRACTED PARTIES is in accordance with the RFP. Should it find that the performance of the referred system is not in accordance with the RFP, the CONTRACTED PARTIES shall adapt it, pursuant to the provisions of Clause 20 hereof.

CLAUSE 16- OPTIMIZATION

16.1 Once the Statement of Partial Acceptance of SYSTEM I has been issued, the CONTRACTED PARTIES shall undertake to monitor the ACCESS System, with a view to improving the quality of coverage, both in terms of coverage and of reception / transmission of data.

16.2 The monitoring of the SYSTEM I, with the purpose of optimizing coverage, shall be undertaken by the CONTRACTED PARTIES for a time period of one hundred and eighty (180) days, as from partial acceptance of the referred system, at no additional cost to the CONTRACTING PARTY.

CLAUSE 17 - PENALTIES

17.1 Should the CONTRACTED PARTIES incur in a breach of any of the provisions hereof, or of any of the legal and regulatory provisions which govern this AGREEMENT, the CONTRACTING PARTY may, at its discretion, require that the following penalties be applied, without prejudice to responsibility for damages and losses, as applicable:

(i) a fine, of a non-compensatory nature, for delay in execution by the CONTRACTED PARTIES of the events listed in the Implementation Schedule of the SYSTEM I included in the PROPOSAL (Attachment II), limited to thirty per cent (30%) of the global amount of the AGREEMENT, calculated pursuant to the following formula:

M =( 0.0033 x A) x P

Where:

M = value of the fine

A = delay in number of days

P = value of the event that was not performed, except for the hypothesis of delay in the performance of the event related to the issuance of the Statement of Initial Acceptance, the value of which shall be the AGREEMENT’s lump sum value.

(ii) a fine, of a non-compensatory nature, of five per cent (5%) of the AGREEMENT’s lump sum value, if the CONTRACTED PARTIES fail to comply with any obligation described herein, other than in the case of nonfeasance due to delay in the Implementation Schedule of the SYSTEM I, for which the fine shall be that established in item (i) above. For the purpose of applying the fine described in this item (ii), the CONTRACTING PARTY shall notify the CONTRACTED PARTIES so that they shall, within five (5) running days at most, initiate the procedures for regularization of the non-performance pointed out or, within the same time frame, submit their formal defense. Should defense be presented, the CONTRACTING PARTY shall analyze whether the justifications presented hold the CONTRACTED PARTIES harmless from responsibility. If the defense is rejected, the CONTRACTING PARTY shall communicate to the CONTRACTED PARTIES the reasons for which it rejected their defense. As from receipt of the notice of rejection of the defense, the CONTRACTED PARTIES shall have twenty-four (24) hours to begin the regularization of their failure to comply with and shall be obliged to complete the services within the time frame determined by the CONTRACTING PARTY on the basis of the principles of good faith and reasonableness. Should the CONTRACTED PARTIES fail to take appropriate measures and to complete the services by the set deadline, the fine shall apply.

17.1.1 The Parties mutually agree that the fine due to delay provided for in item 17.1 (i) shall not be applied by the CONTRACTING PARTY, in the event : (I) the CONTRACTED PARTIES comply with a minimum percentage of ninety per cent (90%) of Sites in each event estimated in the Implementation Schedule of SYSTEM I contained in the PROPOSAL (Attachment II) and, additionally, (ii) CONTRACTING PARTY previously and expressly approve which shall be the needed Sites.

17.2 Should ANATEL impose a fine upon the CONTRACTING PARTY for nonfeasance of the terms of the authorization or the regulations governing the Personal Mobile Service (SMP – Serviço Pessoal Móvel) and this situation results solely from the CONTRACTED PARTIES’ failure to perform their obligations properly and in a timely fashion pursuant to this AGREEMENT, the CONTRACTED PARTIES shall indemnify the CONTRACTING PARTY, proportionally to their responsibility, for the amount levied by ANATEL, without prejudice to other damages and losses that may come to be incurred by the CIP, observing for the latter, the limitation provided for in clause eighteen.

17.3 Should the CONTRACTING PARTY come to be summoned, notified or charged as a result of the CONTRACTED PARTIES or their subcontractors having failed to comply with any of their tax, social security, environmental or labor obligations, or with any obligations of any other nature pursuant to this AGREEMENT and its related addenda, the CONTRACTED PARTIES shall undertake to refund the amount corresponding to tax credit, interest payments, fines and other applicable charges, to be settled within seven (7) days at most as from the date of written communication from the CONTRACTING PARTY to the CONTRACTED PARTIES, payment to be made by means of a deposit into the CONTRACTING PARTY’s account 762.200 -7 at Banco do Brasil, branch number 3308-1.

17.3.1. If any delay occurs in connection with the payments mentioned herein, the CONTRACTED PARTIES shall be liable as from the eighth (8th) day, for a daily fine of one half of one percent (0.5%) on the amount in arrears, regardless of any warning, notice, or judicial or extrajudicial proceedings.

17.3.1.1. In case of arrears of more than twenty (20) days of the aforementioned payment, as from the date of notice established in item 17.3, implies, regardless of any other warning, notice, or judicial or extrajudicial proceedings, in a fine of ten per cent (10%) on the total amount in arrears.

17.3.1.2. Furthermore, in cases in which delayed payment, as described herein, is in arrears by more than thirty (30) days as from the day of the notice, as determined in item 17.3, the CONTRACTED PARTIES expressly authorize the CONTRACTING PARTY to adopt one of the following possible behaviors, at its discretion:

a) withhold any payments eventually owed to the CONTRACTING PARTY, based on this or on other agreements, even if the latter were entered into before or after this one, until the CONTRACTING PARTY have fulfilled the respective obligation;

b) issue a bill of exchange representing the refunding obligation hereby undertaken by the CONTRACTED PARTIES; or, finally;

c) judicially charge the amounts hereby assumed by the CONTRACTED PARTIES, concerning which this AGREEMENT constitutes the extrajudicial document valid for initiation of legal proceedings, pursuant to article 585 of the Code of Civil Procedure.

17.4 The PARTIES acknowledge that the anticipation of the commercial start-up of the SYSTEM I, as defined in RFP (Attachment I), is extremely important to the CONTRACTING PARTY’s businesses. In this regard, the PARTIES resolve to stipulate a bonus system as provided for as follows:

(i) In the event the commercial start-up of SYSTEM I, estimated for 4/26/05, is anticipated, a bonus shall be paid to the CONTRACTED PARTIES, limited to five per cent (5%) of total amount of the AGREEMENT, which shall be defined by the CONTRACTING PARTY within no later than sixty (60) days as from the execution hereof.

(ii) the CONTRACTED PARTIES are aware that the anticipation of the commercial operation of the network depends on the effort and dedication of all companies contracted by the CONTRACTING PARTY to implement the SYSTEM I, not being possible to the CONTRACTED PARTIES to be only based on their individual performance to plead the payment of bonus. A joint effort shall be necessary, by means of mutual cooperation and synergy among the companies contracted by the CONTRACTING PARTY to occur the anticipation of commercial operation and effective payment of bonus.

(iii) therefore, the CONTRACTED PARTIES for the purposes of receipt of bonus, shall seek to act on a synergic basis with other companies contracted by the CONTRACTING PARTY for the implementation of SYSTEM I, cooperating to develop their respective works, and the whole operating in perfect harmony.

CLAUSE 18 - RESPONSIBILITIES

18.1 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTY and its directors, executives, agents and employees harmless from any complaints, requirements, legal proceeding, damage, cost, expense, loss or responsibility resulting from or related to this AGREEMENT, to the extent that these damages are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of the CONTRACTED PARTIES or of their agents, contractors, subcontracted parties, executives or employees or of any party under the responsibility of the CONTRACTED PARTIES, subject to a limit of fifty per cent (50%) of the value of this AGREEMENT, as established in item 7.2.

18.2 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTY and its directors, executives, agents and employees harmless from being liable for all complaints, requirements, legal proceeding, damage, cost, expense, loss or responsibility resulting from death or personal injury (whether of the executives, agents or employees of the CONTRACTING PARTY or of third parties) resulting from or related to this AGREEMENT, to the extent that the aforementioned injuries or death are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of the agents, contractors, subcontracted parties, executives or employees or any other party under the responsibility of the CONTRACTED PARTIES, provided the CONTRACTING PARTY notifies the CONTRACTED PARTIES in writing of all legal proceedings, complaints, damages or claims against the CONTRACTING PARTY.

18.3 The CONTRACTED PARTIES declare that they are the parties solely and exclusively responsible for entirely complying with the laws of environmental protection currently in force in relation to the systems, subject-matter hereof, and that they are responsible, among other things, for all damages caused to the environment and/or for the fines, penalties, infraction notices and other notices imposed or levied due to failure to comply with the governing laws.

18.4 The CONTRACTED PARTIES shall reimburse the CONTRACTING PARTY for all and any expenses that the latter may incur in order to promote and/or implement preventive and/or remedial measures concerning possible damage to the environment by the former, as well as for the expenses and payments that the CONTRACTING PARTY may disburse as a result of fines, penalties, infraction notices and other notices imposed or levied by public bodies, without prejudice to the payment of the losses and damages assessed.

18.5 The CONTRACTED PARTIES acknowledge that the execution of the services described herein may interfere adversely with the operation and functioning of the third parties’ telecommunication networks. Thus, the CONTRACTED PARTIES are responsible for all damages that the CONTRACTING PARTY may incur in, as a result of possible complaints from third parties as to problems damaging the operation and the running of their telecommunication networks.

18.6 The CONTRACTING PARTY’s responsibility for the losses and damages that it may cause the CONTRACTED PARTIES and/or its subcontracted parties shall be limited to fifty per cent (50%) of the total value of this AGREEMENT, as defined in item 7.2.

CLAUSE 19 – FORTUITOUS EVENTS AND FORCE MAJEURE

19.1 All events that take place during the course of the execution of this AGREEMENT, that are of an unforeseeable nature and that demonstrably interfered with the pace of the work shall be characterized as fortuitous events or force majeure and shall determine exemption from responsibility, such as, but not limited to:

a) wars, military hostilities, acts of terrorism, police actions and others of a similar nature;

b) general strikes or specific sector strikes, with a regional, national or international scope; and

c) acts of Nature and other meteorological phenomena of a catastrophic nature, notoriously atypical for the period or the place in question and impossible of being foreseen by the CONTRACTED PARTIES, despite the latter’s experience.

19.2 The CONTRACTED PARTIES shall notify the CONTRACTING PARTY’s Project Manager, informing him(her) whenever an unforeseeable fact has taken place within, at most, seven (7) business days as from the occurrence of the event, attaching evidence that characterizes the unforeseeability of the event. Failure to deliver such a notice within the stipulated time limit shall serve as evidence that the event did not affect the pace of work and that it cannot be, therefore, characterized as an unforeseeable fact for the purposes of exempting the CONTRACTED PARTIES from responsibility.

19.3 The CONTRACTING PARTY shall examine the documents submitted by the CONTRACTED PARTIES and it shall be entitled to request supplementary evidence should it believe that this is required in order to perfectly characterize the event.

19.4 Should the CONTRACTING PARTY agree that the event was indeed unforeseeable, the CONTRACTED PARTIES shall be exempted from payment of any penalties to the CONTRACTING PARTY, being entitled, furthermore, to an extension of the deadlines, under the provisions of Clause 10. Each party shall assume and bear its own losses resulting and/or caused by the unforeseeable event.

19.5 Should the CONTRACTING PARTY fail to agree that an unforeseeable event took place, it shall send the CONTRACTED PARTIES a substantiated expert’s opinion to justify and substantiate its understanding.

19.6 Should the CONTRACTED PARTIES believe that the unforeseeability of the event renders performance of the AGREEMENT overly expensive, they shall be subject to the provisions of article 478 of the New Civil Code and they shall not be allowed to suspend activities nor to declare the AGREEMENT rescinded, other than through a court order guaranteeing them the right to do so, under penalty of being held responsible for the losses caused to the CONTRACTING PARTY, in addition to being subject to the penalties stipulated herein.

CLAUSE 20 - WARRANTY

20.1 The CONTRACTED PARTIES shall ensure that their equipment (hardware and software) as to its performance and functionality, as well as against all defects, as from the Final Acceptance, according to the following terms: (i) for the SYSTEM I, during a period of twenty-four (24) months; and, (ii) for the SYSTEM II and III, during a period of twelve (12) months, furthermore, ensuring that the equipment shall be free of material and manpower defects for the aforementioned periods and that it shall comply with the CONTRACTED PARTIES’ specifications.

20.2 The warranty period for equipment or for parts thereof when repaired or supplied as a replacement, according to this warranty, shall be equal to twenty-four (24) months , for the SYSTEM I, and twelve (12) months for the SYSTEMS II and III, as from the date of repair or replacement.

20.3 If under normal and appropriate use during the applicable warranty period a defect or non-conformity is identified in any equipment supplied by the CONTRACTED PARTIES, they shall take the following measures:

(a) The CONTRACTED PARTIES shall promptly try to repair or replace said equipment, without any burden, at the CONTRACTING PARTY’s facilities;

(b) When the CONTRACTED PARTIES opt for repair of any equipment supplied thereby, and this has to be removed, the CONTRACTED PARTIES shall promptly replace the equipment at the CONTRACTING PARTY’s facilities, without any burden to the CONTRACTING PARTY;

(c) The service of removing and reinstalling equipment that is defective or non-conforming shall be carried out by the CONTRACTED PARTIES, without any burden to the CONTRACTING PARTY;

(d) Expenses related to round trip transportation associated with uninstallation or installation necessary to return said equipment shall be the CONTRACTED PARTIES’ responsibility;

(e) Any defective or non-conforming equipment that is replaced, according to this AGREEMENT, shall become the property of the CONTRACTED PARTIES;

20.4 The CONTRACTED PARTIES ensure availability of spare parts or of functionally equivalent parts for the equipment for a period of eight (8) years as from the end of the said equipment’s warranty.

20.5 The CONTRACTED PARTIES ensure that each piece of equipment supplied to the CONTRACTING PARTY under this AGREEMENT shall always meet or exceed the capacities mentioned in the RFP (Attachment I) and in the PROPOSAL (Attachment II).

20.6 Should the CONTRACTED PARTIES incur in any breach of the warranty stipulated in the above item, the CONTRACTING PARTY shall notify the CONTRACTED PARTIES, communicating this fact, whereupon the CONTRACTED PARTIES shall have thirty (30) days, as from receipt of the notice, to solve the problem pointed out by the CONTRACTING PARTY or to offset, in some way, the loss of the capacity that was meant to have been guaranteed.

20.7 Concerning any equipment that ceases to meet the applicable capacity requirements, as stated in the RFP (Attachment I) or in the PROPOSAL (Attachment II), the CONTRACTED PARTIES shall supply additional or improved equipment as well as the services required to cause said non-conforming equipment (considered jointly with said additional equipment) to comply with the applicable declared capacities.

20.8 The CONTRACTED PARTIES shall supply said additional or improved equipment and services at their own expense. The CONTRACTED PARTIES shall not issue any invoice to the CONTRACTING PARTY and the CONTRACTING PARTY shall not be under the obligation of paying any amount that concerns excess capacity. Title over the equipment and risk of loss regarding any additional equipment delivered in compliance with the above item shall be transferred to the CONTRACTING PARTY after the Final Acceptance.

20.9 The CONTRACTED PARTIES warrant to the CONTRACTING PARTY that, for a period of sixty (60) months as from the date of Partial Acceptance, each computer program, once delivered, installed and tested by the CONTRACTED PARTIES, shall be free of flaws substantially affecting their use as stated in the CONTRACTING PARTY’s specifications.

20.10 Regarding computer programs from suppliers other than the CONTRACTED PARTIES, the CONTRACTED PARTIES hereby assign to the CONTRACTING PARTY all the warranties granted to the CONTRACTED PARTIES by their suppliers. Should the CONTRACTED PARTIES be prevented from assigning said warranties, the CONTRACTED PARTIES themselves shall guarantee the software, pursuant to the item above.

20.11 The CONTRACTED PARTIES warrant the CONTRACTING PARTY that the services shall be executed in a careful and professional manner and in compliance with the specifications of the CONTRACTED PARTIES or with any specifications mutually agreed upon for these services, using material that is free of flaws. If after the Statement of Final Acceptance has been issued it is shown that the Services were not executed as described above, and if the CONTRACTING PARTY notifies the CONTRACTED PARTIES about this within the warranty period of twenty-four (24) months for the SYSTEM I and twelve (12) months for the SYSTEMS II and III, the CONTRACTED PARTIES, at their discretion, shall either promptly remedy the flaws and deficiencies or immediately refund the CONTRACTING PARTY for the amounts paid to them in connection with said Services. Considering the lump sum nature of the proposed prices, the PARTIES agree that they shall use, for refunding purposes, the amounts listed in the LUP or, should this not apply, the average market value.

CLAUSE 21 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS

21.1 The CONTRACTED PARTIES ensure that all licenses necessary related to any software and equipment supplied under this AGREEMENT are correct, irrevocable and valid for a term higher than 50 years. The CONTRACTED PARTIES also ensure that they are authorized to supply these products under the form CONTRACTED herein, excluding the source codes, fully exempting the CONTRACTING PARTY from any responsibility for any judicial proceeding, arbitration awards or penalties to be imposed as a result of utilization of products and services contracted. The CONTRACTED PARTIES shall make available all the documents related to the licenses under consideration.

21.2 Should the CONTRACTING PARTY come to be sued because of the use of the Software and Equipment acquired under contract, the CONTRACTING PARTY may implead the CONTRACTED PARTIES, as provided by article 70, section III of the Code of Civil Procedure, in which case the CONTRACTED PARTIES shall be obliged to accept the impleading, under the terms of the Article 75, paragraph I of the referred statute, and shall be required to defend the CONTRACTING PARTY, exempting it from any responsibility due to such use and, furthermore, undertaking to refund the CONTRACTING PARTY for any costs, including lawyers’ fees connected with the legal proceedings.

21.3 The CONTRACTED PARTIES shall pay the CONTRACTING PARTY any amounts and expenses to which the latter may be non-appealably sentenced by a law court due to any infraction committed by the former in connection with intellectual rights and/or usage licenses.

21.4 If use of Software and/or Equipment by the CONTRACTING PARTY is prohibited, the CONTRACTED PARTIES shall, at their own expense, obtain the right for the CONTRACTING PARTY to continue to use said the aforementioned Software or Equipment, or, alternatively, shall replace them or modify them in such as way that they cease to violate Intellectual Property Rights. If none of the alternatives above is commercially viable, the CONTRACTED PARTIES shall remove the prohibited Software and/or Equipment and shall refund the CONTRACTING PARTY for the amounts paid to the CONTRACTED PARTIES in connection with these products. Given the lump sum nature of the prices proposed, the PARTIES agree to use, for refunding purposes, the amounts listed in the LUP or, should this fail to apply, the average market value.

CLAUSE 22 - CONFIDENTIALITY

22.1 All the information connected with this AGREEMENT or acquired during its course, revealed by one PARTY (“Revealing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be regarded as Confidential Information, as defined below, and as belonging to the Revealing Party. It is to be protected by both PARTIES, as determined in this Clause.

22.1.1 Confidential information shall mean, but not be limited to, all information, patented or otherwise, of a technical, operating or commercial nature, as well as know-how, inventions, processes, formulas and designs that may or may not be patentable, business plans, accounting methods, accrued experience and techniques transmitted to the Receiving Party: (i) by any physical means (such as printed documents, manuscripts, facsimiles, electronic messages (e-mail), photographs, etc); (ii) by any format recorded on electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) by summaries, notes and any comments, whether verbal or in writing.

22.2 All of the obligations concerning confidentially determined herein shall be valid for the duration of this AGREEMENT, and shall furthermore continue to apply for a period of five (5) years as from receipt of each piece of Confidential Information, the Receiving Party undertaking to:

(a) make use of said information solely for the purpose of performing this AGREEMENT;
(b) safeguard the confidentiality of the Confidential Information, revealing it only to those employees who must be made aware of it in order to perform this AGREEMENT;
(c) protect the aforementioned information with the same degree of care it employs to safeguard its own confidential information;
(d) make no copies through any means whatsoever, other than those copies that are indispensable for carrying out the work, subject to prior authorization from the Revealing Party.

22.3 The Receiving Party shall request authorization in writing from the Revealing Party to divulge Confidential Information to third parties, agents or consultants; the latter must sign a Confidentiality Agreement with the PARTIES, whose terms shall be compatible with the scope of this Clause, other than in the case of supplying Confidential Information to the appropriate regulatory body or to the Judiciary Branch of government, for compliance with an administrative or judicial order, in which case this shall be previously communicated by one PARTY to the other. The obligation to maintain confidentiality shall not apply to the defense, in a court of law, of the rights of the PARTIES under the scope of this AGREEMENT.

22.4 Each one of the PARTIES shall return to the other PARTY any Confidential Information, as requested, or whenever it ceases to be necessary to keep the document. The PARTIES shall undertake not to withhold any reproductions (including magnetic reproductions) or copies thereof.

22.4.1 The supply of all or part of the Confidential Information to the other PARTY shall not transfer to the Receiving Party, under any hypothesis whatsoever, any inherent rights over the aforementioned information, the Revealing Party remaining the legal owner of the Confidential Information and of the proprietary rights (which include, but are not limited to, patenting rights).

22.42 The Receiving Party shall communicate to the Revealing Party any incidents that can or might lead to the loss or release of documents or of Confidential Information, without prejudice to its objective responsibility.

22.4.3 The Receiving Party shall destroy any documents that it produces containing Confidential Information belonging to the Revealing Party once it ceases to be necessary to keep the Confidential Information, at the sole discretion of the Receiving Party. The latter shall also undertake not to withhold any reproductions (including magnetic reproductions) or copies of the information.

22.5 The Receiving Party is under no obligation to protect any Confidential Information that:

(a) was already held by the Receiving Party, free of restrictions, prior to its release by the Revealing Party;
(b) is or that becomes public knowledge with no violation hereof by the Receiving Party;
(c) has been legally obtained by the Receiving Party with no restrictions to its divulging at the timewhen it is revealed;
(d) has been demonstrably developed by the Receiving Party prior to revelation of the Confidential Information by the Revealing Party;
(e) has demonstrably been released as a result of a court order or the order of an appropriate authority, in which case the Receiving Party shall undertake to promptly communicate this to the Revealing Party before the determined release occurs.

CLAUSE 23 – TITLE AND RISK OF LOSS

23.1 Other than as stipulated herein or as may be otherwise agreed upon by the PARTIES, title to the Products hereby supplied shall be transferred to the CONTRACTING PARTY upon delivery by the CONTRACTED PARTIES, risk of loss being transferred upon the Partial Acceptance, other than in the case of intellectual property belonging to the CONTRACTED PARTIES, as provided for herein.

23.2 The CONTRACTING PARTY shall promptly notify the CONTRACTED PARTIES of any complaints concerning any loss that may occur while the CONTRACTED PARTIES have title to the risk of loss and shall cooperate in all possible and reasonable ways to facilitate the solution of any complaint.

CLAUSE 24 - INSURANCE

24.1 The CONTRACTED PARTIES shall be responsible for taking out Engineering Risks Insurance covering all civil construction work, as well as the work of installation and assembling, concomitantly with ancillary coverage for “Tests”, “General and Cross Liabilities” (including personal injury, moral and property damages) and “Neighboring Properties”, for sums that ensure the replacement of assets and/or indemnity for losses in the case of claims. The amounts insured and deductible portions shall be previously approved by the CONTRACTING PARTY; a beneficiary clause in favor of the CONTRACTING PARTY shall be included in the insurance policy. The CONTRACTED PARTIES shall also be held responsible for personal insurance of their employees.

CLAUSE 25 – PERFORMANCE BOND FOR OBLIGATIONS UNDERTAKEN

25.1 The CONTRACTED PARTIES shall present to the CONTRACTING PARTY a performance bond covering discharge of the obligations undertaken herein. This insurance guarantee shall represent thirty per cent (30%) of the AGREEMENT’s lump sum value, as indicated in item 7.2. Said bond shall be issued by a first-tier insurance company, the CONTRACTING PARTY being named as the insured party.

25.2 The insurance policy shall be submitted to the CONTRACTING PARTY within no later than thirty (30) days as from the execution of this AGREEMENT, remaining in full effectiveness until the issuance of the Statement of Final Acceptance. Should the AGREEMENT be amended to take into account modifications implying in changes in the final price and deadlines, this insurance shall be adjusted to take said changes into account.

25.3 The CONTRACTED PARTIES shall also require from its sub-contractors performance bonds covering the obligations undertaken, notably in regard to major services or highly complex ones.

CLAUSE 26 – EQUIPAMENT AND SOFTWARE

26.1 Upon the occasion of the performance of each event listed in the Implementation Schedule included in the PROPOSAL (Attachment II), should the CONTRACTED PARTIES have more up-to-date equipment than those described in the PROPOSAL, the CONTRACTED PARTIES shall inform the CONTRACTING PARTY of this availability so that the latter may decide on the implementation, or not, of the more up-to-date equipment.

26.1.1 Should the CONTRACTING PARTY decide to use the more up-to-date equipment, the PARTIES shall negotiate, in good faith, the potential price differences between the two types of equipment, as well as eventual adjustments to the time schedule, as necessary.

26.2 Should the CONTRACTED PARTIES modify, upgrade or discontinue the production of any equipment, software or spare parts connected with the process of supply covered by this AGREEMENT, they shall notify the CONTRACTING PARTY of this fact in writing at least one hundred and eighty (180) days in advance, undertaking, in relation to the SYSTEM I, to maintain the pricing shown in the List of Unit Prices (“LUP”) (Attachment IV), so as to not generate damages of any kind to the CONTRACTING PARTY. The CONTRACTED PARTIES, furthermore, shall be responsible for any direct costs resulting from the aforementioned modifications.

26.3 Should the production of any equipment, software or spare parts be discontinued, as described in item 26.2 above, the CONTRACTED PARTIES shall notify the CONTRACTING PARTY in writing, offering the latter, an alternative of equivalent equipment at equal or lower pricing than previously charged, except if these pieces of equipment, software or spare parts show new functionalities or allow an increased performance of the systems, subject-matter hereof, in this assumption, prices shall be negotiated between the parties.

26.4 The substitution of equipment, software or spare parts under the terms hereof shall be governed by the following conditions:

(a) It shall affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, other than if this is authorized by the CONTRACTING PARTY in writing;

(b) Any equipment modification or substitution shall be functionally equivalent and compatible with what was modified or substituted, no other adaptation being required;

(c) Under no hypothesis shall it reduce or diminish the warranty obligations or useful lifetime undertaken by the CONTRACTED PARTIES, pursuant to this AGREEMENT;

(d) Should it be impossible to substitute the equipment to be discontinued, the CONTRACTING PARTY shall have one hundred and eighty (180) days, as of the notice described in item 26.2 above, to acquire the requisite quantity of the aforementioned equipment;

(e) The CONTRACTED PARTIES shall undertake to provide technical services, including repairing the equipment, until the end of its Period of Functionality and the period of five (5) years being considered as such, as from the last acquisition for software and ten (10) years for equipment.

26.5 For five (5) years as from the warranty expiration date, the CONTRACTED PARTIES shall make available to the CONTRACTING PARTY, equipment manufactured in accordance with the standards of the CONTRACTED PARTIES and software developed by the CONTRACTED PARTIES that are compatible and functionally equivalent, enabling the expansion of the GSM Network in accordance with the technical specifications described in the RFP (Attachment I). If the CONTRACTED PARTIES suspend supply of equipment, spare parts or compatible software and the aforementioned elements are not available at any other supplier named by the CONTRACTED PARTIES, with the same price policy during the aforementioned period, the CONTRACTED PARTIES shall offer the CONTRACTING PARTY a commercially reasonable project for the latter to migrate to the new equipment, which must offer functionalities similar to those of the discontinued kind.

26.6 Should any equipment or service be delivered at the wrong place, the CONTRACTED PARTIES shall be responsible for any added expenses incurred for delivery of said elements to the right place and for the transportation risk. The CONTRACTED PARTIES shall also be responsible for any surplus items delivered.

CLAUSE 27 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

27.1 Confidential Information excepted, all the documents that include plans, drawings, projects and specifications supplied by the CONTRACTED PARTIES to the CONTRACTING PARTY in connection with the process of supply described herein shall belong to the CONTRACTING PARTY, other than for the CONTRACTED PARTIES’ rights to intellectual property. Additionally, the CONTRACTING PARTY shall be fully entitled to use the documents supplied by the CONTRACTED PARTIES and that constitute Confidential Information, during the course of the operation and normal maintenance of the Products.

27.2 The PARTIES shall be responsible for the completeness and accuracy of all of the data and technical documents supplied to each other, other than for the Executive Project, should this be prepared by the CONTRACTING PARTY, as provided for under item 3.2. Should said data or technical documents be found to be incomplete or incorrect, each PARTY shall notify the responsible PARTY and, so that said responsible PARTY shall subsequently and promptly complete and/or correct said data or technical documents.

CLAUSE 28 – DECLARATIONS OF THE PARTIES

28.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with the principles of integrity and good faith, with which the PARTIES shall also comply with and executing their obligations under the terms hereof.

28.2 For the purposes of the Civil Code (including Article 157 thereof), the PARTIES hereby confirm and acknowledge expressly that (i) they have expertise and experience in the performance of the activities described herein; (ii) the obligations of the PARTIES pursuant to the AGREEMENT are proportional and concordant; (iii) no fact or obligation hereof may be regarded as a violation or infraction of the laws that govern this AGREEMENT, nor of its subject-matter and nature; (iv) they were advised by professionals capable of identifying and understanding the applicable legal rules and are aware of all the circumstances pertaining to this AGREEMENT, as a well as of the rules that govern it; and (v) they had access to all the documents, plans, spreadsheets, information and conditions required for drawing up and/or examining the PROPOSAL (Attachment I) of the Basic Project and of the Executive Project.

28.3 This AGREEMENT and its Attachments constitute the full understanding between the PARTIES as to the subject-matter hereof and shall prevail over all previous discussions, agreements and statements. Any information, assumption, advantage or condition that may have been granted by the CONTRACTING PARTY prior to the remittance of the RFP and that is not expressly stated herein and/or in the Attachments hereof, shall not be taken into account by the CONTRACTED PARTIES, being neither good nor valid.

28.4 Neither this AGREEMENT nor any part thereof shall undergo any modifications, alterations or other amendments other than by means of a document in writing signed by a representative of each PARTY.

CLAUSE 29 – WAIVER OF RIGHTS

29.1 Any CONTRACTED PARTIES or CONTRACTING PARTY failure or delay to exercise any right, power or privilege, or to strictly execute any term or condition hereof on one or more occasions shall neither constitute nor be construed as a waiver of said rights, powers or privileges, nor of any other terms and conditions hereof, on any other occasion.

CLAUSE 30 – ASSIGNMENT AND SUBCONTRACTING

30.1 The CONTRACTED PARTIES shall neither assign nor transfer, entirely or in part, the rights and obligations described herein, including credits, unless previously and expressly authorized to do so by the CONTRACTING PARTY, unless in cases of a corporate restructuring, merger, spin-off or incorporation.

30.2 The CONTRACTED PARTIES shall also be prohibited from assigning or transferring, for any reason, the total or a substantial part of their assets, other than if previously authorized to do so by the CONTRACTING PARTY.

30.3 The CONTRACTING PARTY is hereby authorized to assign or transfer, entirely or in part, to companies of the same group or as a result of a corporate restructuring, merger, spin-off or incorporation, the rights and obligations generated by or resulting from this AGREEMENT, including its credits, simply by means of a written notice to the CONTRACTED PARTIES.

30.4 For the purposes of this Clause, the expression “AGREEMENT” includes this instrument, its attachments and any purchase orders generated in order to fulfill the requirements hereof.

30.5 The CONTRACTED PARTIES may hire subcontractors for any services hereof, subject to prior and express authorization of the CONTRACTING PARTY, its being prohibited for the CONTRACTED PARTIES to allege disclaimer with regard to the subcontracted portion.

30.6 The responsibilities of the CONTRACTED PARTIES for services executed by the subcontractors hired by them is total and comprise, among others, liability for general and occupational accidents, as well as the charges and obligations pertaining to labor, social security and taxation.

30.7 No clause of the agreements between the CONTRACTED PARTIES and their subcontractors shall constitute a contractual bond between the CONTRACTING PARTY and the CONTRACTED PARTIES, or between the CONTRACTING PARTY and the subcontractors of the CONTRACTED PARTIES, nor shall they exempt the CONTRACTED PARTIES from any obligations owed the CONTRACTING PARTY hereunder.

30.8 The CONTRACTING PARTY ’s contacts, communications and understandings concerning the subject-matter of this AGREEMENT shall always be taken into account between the CONTRACTING PARTY and the CONTRACTED PARTIES, its being up to the latter to retransmit orders and/or instructions to its subcontractors, as necessary.

30.9 Under no circumstances whatsoever shall the CONTRACTING PARTY become responsible for any obligations of the subcontractors of the CONTRACTED PARTIES.

CLAUSE 31 - NOTICES

31.1 The required notices from one PARTY hereof to the another shall be considered to have been duly delivered if made in writing and delivered into the hands of the Project Manager appointed by the PARTIES or, in the absence of this person, to his(her) substitute.

31.2 The Project Managers of the PARTIES shall be found at the following addresses and telephone numbers:

PROJECT MANAGER OF THE CONTRACTING PARTY:
Ms. Elizabeth Christina Costa R. da Silva
Full address: Rua Levindo Lopes, 258 – 9o. and.- Belo Horizonte, State of Minas Gerais
Mobile phone number: (31) 9763-1111
Fax number: (31) 3259-3097
E-mail: Elizabeth.silva@telemigcelular.com.br

PROJECT MANAGER OF THE CONTRACTED PARTIES:
Mr. Erivan Fernandes Paiva
Full address: SBN – quadra 01 – bloco B – sala 504 – ed. CNC
Phone number: (061) 328-0080
Mobile phone number: (61) 9271-6208
Fax: (61) 328-9458
E-mail: erivanpaiva@huawei.com

31.3 Any of the PARTIES may change the address to which notices are to be sent, by informing the other PARTIES in writing of said address change.

31.4 Provisions designed to impose tacit acceptance of conditions in the case of the opposite PARTY remaining silent shall not be accepted. Similarly, no deadlines unilaterally determined by one party shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall be required to meet and to determine, jointly, a reasonable deadline for both PARTIES.

CLAUSE 32 - RESCISSION

32.1 This AGREEMENT may be rescinded by the CONTRACTING PARTY, under the following hypotheses:

(a) If the CONTRACTED PARTIES are late in performing the events described in the Implementation Schedule of the SYSTEM I, included in the PROPOSAL (Attachment II), after reaching the limit of the thirty per cent (30%) penalty of the total value of the AGREEMENT, pursuant to Clause 17;

(b) If the CONTRACTED PARTIES fail to comply with any of the clauses or conditions hereof, only in relation to the SYSTEM I, in this regard observing the achievement of limit of penalties of 30%, as well as the procedures determined in item 17.1(ii), thereby characterizing nonfeasance;

(c) If the CONTRACTED PARTIES files for receivership or bankruptcy, has its bankruptcy declared, is judicially declared to be insolvent, or makes corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, thus hindering total and complete performance of this AGREEMENT; and

(d) If any lawsuits are filed by the CONTRACTED PARTIES, their holding companies, subsidiaries or sister companies against the CONTRACTING PARTY that render it impossible for the PARTIES to maintain a commercial relationship;

32.2 Should this AGREEMENT be rescinded, as a result of any of the above hypotheses coming true, the CONTRACTED PARTIES shall not be entitled to any indemnification. Only payment for services rendered and accepted up to the date of communication of rescission, provided they have been accepted, shall be owed to the CONTRACTED PARTIES. The CONTRACTING PARTY, however, shall be entitled to withhold the amounts owed to the CONTRACTED PARTIES for settlement of the contractual fine determined in Clause 17, or as indemnification for the assessed losses and damages.

32.3 This AGREEMENT may be rescinded by the CONTRACTED PARTIES under the following hypotheses:

(a) If the CONTRACTING PARTY files for receivership or bankruptcy or if it is declared bankrupt; and

(b) If the CONTRACTING PARTY is over sixty (60) days late, as long as this is unjustified, in making any of the payments owed the CONTRACTED PARTIES, in connection with events demonstrably performed and accepted by the CONTRACTING PARTY, as described in Clause 14, there being no clause expressly authorizing the CONTRACTING PARTY to suspend payment.

32.4 In any case of rescission or termination of this AGREEMENT, the amounts corresponding to the services rendered and accepted up until the actual date of rescission hereof, shall be paid by the CONTRACTING PARTY under the terms agreed upon, subject to the provisions of item 32.2 above.

CLAUSE 33 – COURT AND GOVERNING LAW

33.1 The PARTIES elect the court of the city of Belo Horizonte, State of Minas Gerais, over all others, no matter how privileged they may be, to settle all issues resulting from the performance hereof.

33.2 The validity, interpretation, rights and obligations of the PARTIES, pursuant to this AGREEMENT, shall be government by the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, THE PARTIES ENTER INTO THIS AGREEMENT, SIGNED IN THREE (3) COPIES IN THE PRESENCE OF TWO (2) UNDERSIGNED WITNESSES.

Belo Horizonte, December 29, 2004

[illegible signature]
TELEMIG CELULAR S/A

[illegible signature]
TELEMIG CELULAR S/A

[illegible signature]
Adam Xiao Ersong
Regional Officer
CPF 730545161-00 – Huawei Technologies
HUAWEI SERVIÇOS DO BRASIL LTDA.

[illegible signature]
Adam Xiao Ersong
Regional Officer
CPF 730545161-00 – Huawei Technologies
HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA.

[illegible signature]
Erivan Paiva
Sales Officer
CPF 477054934-20 – Huawei Technologies
HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA.

WITNESSES:

[illegible signature]	[illegible signature]
NAME: RICARDO BASSOI	NAME: ROBERTO FERNANDES DANTAS
CPF NUMBER: 167312038-58	CPF NUMBER: 385665756-87